Exhibit 16.1

December 15, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of Science Applications International Corporation's Form 8-K dated December 12, 2017, and have the following comments:

1.	We agree with the statements made in the first and second paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the third paragraph.
Yours truly,
/s/ DELOITTE & TOUCHE LLP